State of Delaware
Secretary of State
Division of Corporations
Delivered 03:16 PM 10/06/2010
FILED 03:16 PM 10/06/2010
SRV 100973536 - 0945989 FILE

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
PORTA SYSTEMS OVERSEAS CORP.

The undersigned, Michael A. Tancredi, hereby certifies that:

1. He is the Secretary and Treasurer of PORTA SYSTEMS OVERSEAS CORP., a corporation existing under the laws of the State of Delaware (the "Corporation"), and is duly authorized by the written consent of the Board of Directors of the Corporation to execute this instrument.

2. This Certificate of Amendment of the Certificate of Incorporation was duly approved by the Corporation's Board of Directors, in accordance with the applicable provisions of Section 141 and 242 of the General Corporation Law of the State of Delaware, and duly adopted by written consent of the sole shareholder of the outstanding shares of the common stock of the Corporation, in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

3. The certificate of incorporation of the Corporation is hereby amended by replacing Article FIRST, in its entirety, with the following:

> "FIRST: The name of the Corporation is North Hills Signal Processing Overseas Corp."

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Corporation's Certificate of Incorporation, to be executed this 4th day of October 2010.

PORTA SYSTEMS OVERSEAS CORP.

By:/s/ Michael A. Tancredi
Name: Michael A. Tancredi
Title: Secretary and Treasurer